Exhibit 4.13
THIS STOCK PURCHASE WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THIS WARRANT IS ALSO SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 5 HEREOF.
WARRANT TO PURCHASE SHARES
OF COMMON STOCK, NO PAR VALUE, OF
ROCKWELL MEDICAL TECHNOLOGIES, INC.
February 16, 2011
     THIS STOCK PURCHASE WARRANT (“Warrant”) CERTIFIES THAT, for value received, subject to the provisions hereinafter set forth, DaVita Inc. (the “Holder”) is entitled to purchase from Rockwell Medical Technologies, Inc., a Michigan corporation, and its successors and assigns (the “Company”) up to 100,000 shares (the “Warrant Shares”) of common stock of the Company, no par value (the “Common Stock”). This Warrant is the “Warrant Agreement” issued in accordance with that certain Products Purchase Agreement, dated as of February 16, 2011, between the Company and Holder (the “Agreement”). This Warrant is subject to the provisions and adjustments, and exercise hereof is subject to and will be made on the terms and conditions, hereinafter set forth.
     The following is a statement of the rights of the Holder of this Warrant and the terms and conditions to which this Warrant is subject, to which terms the Holder hereof, by acceptance of this Warrant, assents.
1. EXERCISE OF WARRANT
     (a) The Warrant shall become exercisable in full on the first day immediately following the end of the Initial Term (as defined in the Agreement) (the “Exercise Date”). The exercise price for the Warrant Shares is $10.25 per share (the “Exercise Price”). On and after the Exercise Date, subject to the conditions set forth herein, this Warrant may be exercised in whole at any time or in part from time to time until the close of business on the Expiration Date (as defined below) by the Holder by the surrender of this Warrant at the principal office of the Company, accompanied by a signed notice of exercise in the form attached hereto and payment to the Company of the Exercise Price in the manner set forth below for each of the Warrant Shares intended to be purchased. Such payment shall be made by Holder to the Company in the form of cash, a certified or cashier’s check or by means of the cashless method described in Section 1(b) of this Warrant. Notwithstanding any other provision in this Warrant to the contrary, this Warrant shall not be deemed exercised until payment in full of the applicable Exercise Price for the

Warrant Shares to be purchased has been received by the Company as specified in this Section 1. The Warrant will expire at the earlier of (i) the close of business on the 90th day immediately following the completion of the Initial Term (as defined in the Agreement), or (ii) the termination of the Agreement by the Company pursuant to Section 2.4 thereof (the earlier of such dates being the “Expiration Date”). If the Expiration Date shall occur prior to the Exercise Date, the Warrant shall expire without becoming exercisable.
     (b) The Holder may exercise the Warrant by the surrender of this Warrant at the principal office of the Company on or before the Expiration Date together with a written notice of cashless exercise, in which event the Company shall issue to the Holder the number of shares of Common Stock determined as follows:

X =	(Y x (A-B))/A

where:

X =	the number of shares of Common Stock to be issued to the Holder;

Y =	the number of Warrant Shares with respect to which this Warrant is being exercised;

A =	the average of the high and low trading prices per share of the Common Stock on the Nasdaq Stock Market for the five trading days immediately preceding (but not including) the date of exercise.

B =	the Exercise Price (as adjusted to the date of such calculation).
2. ADJUSTMENTS
     (a) In the event the Company shall (i) pay a dividend to the holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, then (A) the number of Warrant Shares that, at such time, remain available for purchase pursuant to this Warrant (“Available Warrant Shares”) shall be adjusted so that such amount is equal to the number of shares of Common Stock which Holder would have owned immediately after such event had the number of Available Warrant Shares immediately prior to the occurrence of such event been owned on the record date for such event and (B) the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to such event by a fraction (x) the numerator of which is the total number of outstanding shares of Common Stock immediately prior to such event, and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event. Such adjustment shall become effective immediately after the opening of business on the day following such record date or the day upon which such dividend, subdivision or combination becomes effective.

     (b) In the event the Company shall (i) issue by reclassification of its Common Stock any shares of the Company of any class or series, (ii) merge or consolidate with or into another entity (other than a merger in which the Company is the surviving entity and which does not result in any reclassification of the outstanding shares of Common Stock), (iii) sell or otherwise convey to another entity all or substantially all of the assets of the Company followed by the distribution of the proceeds thereof to the shareholders of the Company, or (iv) engage in a share exchange involving all or substantially all of the stock of the Company, then the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, instead of the Available Warrant Shares, the consideration which the Holder would have owned immediately after such event had the Available Warrant Shares been owned immediately prior to the occurrence of such event.
     (c) No adjustment shall be required unless such adjustment would require an increase or decrease of at least one-tenth of a share in the number of Warrant Shares, or at least one-tenth of a cent in the Exercise Price; provided, however, that any adjustment which by reason hereof is not required to be made shall be carried forward and taken into account in any subsequent adjustment.
     (d) No fractional shares of Common Stock shall be issued upon exercise of this Warrant. The number of shares issued shall instead be rounded down to the nearest whole share and any fractional share disregarded.
     (e) In the event that, as a result of an adjustment made pursuant to this Section 2, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.
     (f) The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 2.
3. FULLY PAID STOCK
     The Company agrees that the Warrant Shares delivered upon exercise of this Warrant as herein provided shall, at the time of such delivery, be fully paid and non-assessable, and free from all liens and charges with respect to the purchase thereof. During the period within which this Warrant may be exercised for Common Stock, the Company will at all times have authorized, and hold in reserve for issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

4. LOST OR STOLEN WARRANTS
     In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor, and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of the lost, stolen or destroyed Warrant, upon receipt of an indemnity agreement or bond from Holder reasonably satisfactory to the Company.
5. ASSIGNMENT
     This Warrant may not be Transferred (as defined below) without the prior written consent of the Company; provided, however, that if the Agreement is Transferred in accordance with the terms thereof, this Warrant may be Transferred to the transferee of the Agreement. A “Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including by operation of law) or the rights thereof. The Company shall deem and treat the Holder (or any successor holder to whom this Warrant is Transferred in accordance with this Section 5) as the absolute owner of this Warrant, notwithstanding any notations of ownership or writing hereon made by anyone other than the Company, for all purposes and shall not be affected by any notice to the contrary. Any attempted Transfer of this Warrant without compliance with this Section 5 shall be null and void.
6. SECURITIES MATTERS
     (a) Neither this Warrant nor the Warrant Shares have been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable “Blue Sky” laws.
     (b) By exercising this Warrant, Holder (or any successor holder to whom this Warrant is Transferred in accordance with Section 5) is deemed to represent and warrant to the Company that (i) Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Act and was not organized for the purpose of acquiring the Warrant or the Warrant Shares; (ii) Holder’s financial condition is such that it is able to bear the risk of holding the Warrant Shares for an indefinite period of time and could afford a complete loss on such investment; (iii) Holder has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and has so evaluated the risks and merits of such investment, understands that an investment in the Warrant Shares involves a significant degree of risk, including a risk of total loss of Holder’s investment, and understands the risk factors included, or that may be included in the future, in the Company’s periodic reports filed from time to time with the Securities and Exchange Commission; (iv) Holder acknowledges that the Company has made available copies of its annual, quarterly and other reports and documents filed with the Securities and Exchange Commission pursuant to Sections 13(a), 14(a), 14(c) and 15(d) of the Securities Exchange Act of 1934, as amended, and the information incorporated in such reports and documents by reference, and acknowledges that, a reasonable time before Holder’s exercise of the Warrant, it has reviewed such reports and documents, has had the opportunity to ask questions about the Company and the Warrant Shares, that such questions have been answered to Holder’s satisfaction, and that it has obtained all other information with respect to an investment in the Warrant Shares that it has requested from the Company; and (v) Holder is acquiring the Warrant Shares for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act of 1933. Except to the extent that the sale of the Warrant Shares by the Company upon exercise of the Warrant has been registered under the Act, each and every certificate representing Warrant Shares delivered upon exercise of this Warrant shall bear the following legend:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
     (c) Anything to the contrary herein notwithstanding, the Company’s obligation to sell and deliver Common Stock pursuant to the exercise of this Warrant is subject to its receipt of satisfactory assurance that the issuance of such shares shall not violate any of the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No Warrant Shares shall be issued until counsel for the Company has determined that the Company has complied with all requirements under applicable securities laws.
7. NO RIGHTS AS SHAREHOLDER
     Nothing contained in this Warrant shall be construed as conferring upon the Holder any rights as a shareholder of the Company.
8. MISCELLANEOUS
     (a) All covenants and agreements of the Company in this Warrant shall be binding upon the Company’s successors and assigns. All covenants and provisions hereof by or for the benefit of the Holder shall bind and inure to the benefit of its successors and permitted assigns hereunder.
     (b) This Warrant shall be construed and enforced in accordance with the laws of the State of Michigan without regard to choice of law principles that would compel the application of the law of any other jurisdiction.
     (c) Except as provided in Section 2, this Warrant may be amended only with the written consent of the Company and the Holder.

     (d) Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person or sent by United States mail, by registered mail, postage prepaid, or by courier or express delivery service (including, without limitation, Federal Express and UPS), and if to the Holder, addressed to the Holder at 15253 Bake Parkway, Irvine, California 92618, Attention: Vice-President of Purchasing, and if to the Company, addressed to it at 30142 Wixom Road, Wixom, Michigan 48393, Attention: Chief Financial Officer, or to such other address or attention as shall be furnished in writing by the Company or the Holder. Any such notice or other communication shall be deemed to have been given as of the date received.
     (e) In the event of any conflict between this Warrant and the Agreement, the terms of this Warrant shall control.

     IN WITNESS WHEREOF, the undersigned has caused this Warrant to be signed by a duly authorized officer and this Warrant to be dated as of the date set forth above.
ROCKWELL MEDICAL TECHNOLOGIES, INC.

By:	/s/ Rob Chioini

Its:	CEO

NOTICE OF EXERCISE
Rockwell Medical Technologies, Inc.
30142 Wixom Road
Wixom, Michigan 48393
Attention: Chief Financial Officer
               A Warrant was issued to the undersigned as of February 16, 2011 to purchase up to 100,000 shares of Rockwell Medical Technologies, Inc. common stock at the exercise price set forth in the Warrant. The undersigned hereby elects to exercise the Warrant with respect to ____________ shares. Payment of the exercise price is being made by (check one):
☐	cash;

☐	certified or cashier’s check delivered with this notice;

☐	cashless exercise method described in Section 1(b) of the Warrant.
               The stock certificate for the shares acquired upon exercise should be issued to:

(name)

(address)

(Social Security No. or EIN)

By:

Its:

Dated: